(logo) GREYSTONE

GREYSTONE SERVICING COMPANY LLC

5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Phone: 972-868-5300

Fax:  972-868-5303

www.greyco.com

OFFICER’S CERTIFICATE

Greystone Servicing Company LLC

The undersigned, Paul Smyth, Executive Vice President of C-III Asset Management LLC, doing business as Gresystone Special Servicing as Special Servicer from January 1, 2020 through August 26, 2020 and Greystone Servicing Company LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of May 1, 2013, relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.       a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2020 (the “Reporting Period”) has been made under the undersigned’s supervision;

2.       to the best of the undersigned’s knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 15th day of March, 2021, I have hereunto signed my name.

/s/ Paul Smyth

Paul Smyth, Executive Vice President